                                                                    EXHIBIT 10.6



================================================================================





                         ASSET PURCHASE OPTION AGREEMENT



                                      AMONG



                               LIN HOLDINGS CORP.



                                       AND



                     BIRMINGHAM BROADCASTING (WVTM TV), INC.



                                AND JOINED IN BY



                      NATIONAL BROADCASTING COMPANY, INC.,

                    FOR THE SOLE PURPOSE OF ARTICLE 12 HEREOF



                               DATED MARCH 3, 1998



================================================================================

                               TABLE OF CONTENTS

                             ----------------------

                                                                                             PAGE
                                                                                             ----
                                            ARTICLE 1
                                           DEFINITIONS

SECTION 1.01.  Definitions......................................................................2

                                            ARTICLE 2
                                         PURCHASE OPTION

SECTION 2.01.  Purchase Option..................................................................8

                                            ARTICLE 3
                     SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

SECTION 3.01.  Asset Sale and Purchase of Assets................................................9
SECTION 3.02.  Excluded Assets.................................................................11
SECTION 3.03.  Nonassignable Rights............................................................12
SECTION 3.04.  Purchase Price..................................................................13
SECTION 3.05.  Payment of Purchase Price; Allocation...........................................13
SECTION 3.06.  Proration Amount................................................................14
SECTION 3.07.  Assumption of Liabilities.......................................................16

                                            ARTICLE 4
                            REPRESENTATIONS AND WARRANTIES BY SELLER

SECTION 4.01.  Organization and Standing; Corporate Power and Authority........................16
SECTION 4.02.  Subsidiaries and Investments....................................................16
SECTION 4.03.  Authorization; Binding Effect...................................................17
SECTION 4.04.  Consents and Approvals; No Violations...........................................17
SECTION 4.05.  Assets..........................................................................17
SECTION 4.06.  Financial Statements............................................................18
SECTION 4.07.  No Undisclosed Liabilities; Ordinary Course.....................................18
SECTION 4.08.  Compliance with Laws............................................................19
SECTION 4.09.  Permits and Licenses............................................................19
SECTION 4.10.  Taxes...........................................................................20
SECTION 4.11.  Contracts.......................................................................20
SECTION 4.12.  Personal Property Leases........................................................21
SECTION 4.13.  Employees.......................................................................21
SECTION 4.14.  Employee Relations..............................................................21
SECTION 4.15.  Employee Benefit Plans..........................................................22

SECTION 4.16.  Intellectual Property...........................................................22
SECTION 4.17.  Environmental Matters...........................................................22
SECTION 4.18.  Entire Business.................................................................23
SECTION 4.19.  Brokers.........................................................................23
SECTION 4.20.  Litigation......................................................................23
SECTION 4.21.  Transactions with Affiliates....................................................24
SECTION 4.22.  Full Disclosure.................................................................24

                                            ARTICLE 5
                             REPRESENTATIONS AND WARRANTIES BY BUYER

SECTION 5.01.  Organization and Standing; Corporate Power and Authority........................24
SECTION 5.02.  Authorization; Binding Effect...................................................24
SECTION 5.03.  Consents and Approvals; No Violations...........................................25
SECTION 5.04.  Brokers.........................................................................25

                                            ARTICLE 6
                               COVENANTS AND AGREEMENTS OF SELLER

SECTION 6.01.  Conduct of Business.............................................................26
SECTION 6.02.  Affirmative Covenants...........................................................27
SECTION 6.03.  Notices.........................................................................28
SECTION 6.04.  Confidentiality.................................................................28

                                            ARTICLE 7
                                COVENANTS AND AGREEMENTS OF BUYER

SECTION 7.01.  Confidentiality.................................................................29
SECTION 7.02.  Bulk Sales Laws.................................................................30

                                            ARTICLE 8
                     ADDITIONAL COVENANTS AND AGREEMENTS OF BUYER AND SELLER

SECTION 8.01.  Reasonable Best Efforts.........................................................30
SECTION 8.02.  Control of Seller's Operations..................................................31
SECTION 8.03.  Notification of Certain Matters.................................................32
SECTION 8.04.  Conveyance Taxes................................................................32
SECTION 8.05.  Risk of Loss....................................................................32
SECTION 8.06.  Public Announcements............................................................32
SECTION 8.07.  Records.........................................................................33
SECTION 8.08.  Warn Act........................................................................33
SECTION 8.09.  Employees and Employee Benefits.................................................33

                                            ARTICLE 9
                                           CONDITIONS

SECTION 9.01.  Conditions to Obligations of Each Party.........................................36
SECTION 9.02.  Conditions to Obligations of Buyer..............................................37
SECTION 9.03.  Conditions to Obligations of Seller.............................................37

                                           ARTICLE 10
                                           THE CLOSING

SECTION 10.01.  Closing........................................................................38
SECTION 10.02.  Delivery by Seller.............................................................38
SECTION 10.03.  Delivery by Buyer..............................................................39

                                           ARTICLE 11
                                TERMINATION, AMENDMENT AND WAIVER

SECTION 11.01.  Termination....................................................................40
SECTION 11.02.  Effect of Termination..........................................................41
SECTION 11.03.  Amendment......................................................................41
SECTION 11.04.  Waiver.........................................................................41

                                           ARTICLE 12
                       COVENANTS AND REPRESENTATIONS AND WARRANTIES OF NBC

SECTION 12.01.  Covenant of NBC as to the Seller...............................................41
SECTION 12.02.  Guaranty by NBC of Seller's Indemnification Payment Obligations................41
SECTION 12.03.  Representation and Warranty of NBC.............................................42

                                           ARTICLE 13
                                    SURVIVAL; INDEMNIFICATION

SECTION 13.01.  Survival of Representations....................................................42
SECTION 13.02.  Indemnification by Seller......................................................42
SECTION 13.03.  Indemnification by Buyer.......................................................43
SECTION 13.04.  Procedures.....................................................................43
SECTION 13.05.  Limits on and Conditions to Indemnification....................................44

                                           ARTICLE 14
                                       GENERAL PROVISIONS

SECTION 14.01.  Notices........................................................................46
SECTION 14.02.  Parties in Interest............................................................47

SECTION 14.03.  Enforcement of Agreement.......................................................47
SECTION 14.04.  Governing Law..................................................................47
SECTION 14.05.  Expenses and Transfer Taxes....................................................48
SECTION 14.06.  Benefit and Assignment.........................................................48
SECTION 14.07.  Entire Agreement...............................................................48
SECTION 14.08.  Severability...................................................................48
SECTION 14.09.  Headings.......................................................................49
SECTION 14.10.  Signature in Counterparts......................................................49
SECTION 14.11.  Disclosure Schedules...........................................................49
SECTION 14.12.  Jurisdiction and Venue.........................................................49

                                    SCHEDULES


Schedule 1.01         --        Certain Permitted Encumbrances
Schedule 3.01(a)      --        Station FCC Licenses
Schedule 3.01(b)(i)   --        Real Property
Schedule 3.01(b)(ii)  --        Leasehold Interests
Schedule 3.01(c)      --        Certain Tangible Personal Property
Schedule 3.01(e)      --        Certain Program Contracts
Schedule 3.01(f)      --        Certain Trade-Out Agreements
Schedule 3.01(g)      --        Employment Agreements
Schedule 3.01(h)      --        Certain Operating Contracts
Schedule 3.01(i)      --        Certain Prepaid Expenses
Schedule 3.02(j)      --        Seller Trademarks and Tradenames
Schedule 3.02(l)      --        Certain Other Property
Schedule 4.04         --        Certain Contract Violations
Schedule 4.05(c)      --        Certain Affiliate Arrangements
Schedule 4.06         --        Financial Statements
Schedule 4.07(a)      --        Certain Contingent Liabilities
Schedule 4.07(b)      --        Material Changes
Schedule 4.09(b)(iii) --        Relevant FCC Facts or Circumstances
Schedule 4.12         --        Tangible Personal Property Leases
Schedule 4.13         --        Employees
Schedule 4.14         --        Employee Relations Matters
Schedule 4.15         --        Employee Benefit Plans
Schedule 4.17         --        Environmental Matters
Schedule 4.20         --        Litigation
Schedule 5.03         --        Certain Contract Violations
Schedule 6.01         --        Ordinary Course of Business Exceptions

                        ASSET PURCHASE OPTION AGREEMENT


         THIS ASSET PURCHASE OPTION AGREEMENT (this "AGREEMENT") is entered into as of this 3d day of March, 1998 by and among LIN Holdings Corp. a Delaware corporation ("BUYER"), and Birmingham Broadcasting (WVTM TV), Inc., an Alabama corporation ("SELLER"). This Agreement is joined in by National Broadcasting Company, Inc., a Delaware corporation and the indirect parent corporation of Seller ("NBC"), for the sole purpose of Article 12 hereof.

         WHEREAS, Buyer and NBC are, simultaneously herewith, entering into definitive agreements with respect to a television station joint venture (the "VENTURE");

         WHEREAS, Seller is the owner and licensee of television broadcast station WVTM TV, serving Birmingham, Alabama, together with certain auxiliary facilities (the "STATION"), the operations of the Station being referred to herein as the "BUSINESS";

         WHEREAS, on the day prior to the date hereof, NBC and Seller have entered into a television station network affiliation agreement pursuant to which NBC will provide the Station with network programming for a term of 25 years (the "NBC AFFILIATION AGREEMENT");

         WHEREAS, to further induce Buyer to enter into and to consummate the Venture, NBC desires to cause Seller to grant to Buyer an option to purchase all of the assets and rights, except those assets and rights which are expressly excluded herein, employed by Seller in connection with the Business, including without limitation its rights under the NBC Affiliation Agreement, in accordance with and subject to the terms and provisions of this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         SECTION 1.01. Definitions. As used in this Agreement, the following capitalized terms have the meanings specified below:

         "ACCOUNTING FIRM" shall have the meaning specified in Section 3.06(b).

         "ACCOUNTS RECEIVABLE" means all accounts receivable with respect to the Station as of the end of the broadcast day immediately preceding the Closing Date.

         "AFFILIATE" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

         "ASSETS" shall have the meaning specified in Section 3.01.

         "ASSIGNMENT OF CONTRACTS AND LEASES" means that certain Assignment of Contracts and Leases, to be dated as of the Closing Date and executed by Seller, in form and substance reasonably satisfactory to Buyer.

         "ASSIGNMENT OF FCC LICENSES" means that certain Assignment of FCC Licenses, to be dated as of the Closing Date and executed by Seller, in form and substance reasonably satisfactory to Buyer.

         "ASSUMED CONTRACTS" means the Program Contracts, the Trade-Out Agreements, the Employment Agreements, the Operating Contracts and the Leases.

         "ASSUMED LIABILITIES" shall have the meaning specified in Section 3.07(a).

         "ASSUMPTION AGREEMENT" means that certain Assumption Agreement, to be dated the Closing Date and executed by Buyer and Seller, in form and substance reasonably satisfactory to Buyer.

         "BASE PURCHASE PRICE" means an amount equal to one hundred ninety nine million dollars ($199,000,000).

         "BENEFIT ARRANGEMENT" means a benefit program or practice for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

         "BILL OF SALE" means that certain Bill of Sale and Assignment of Assets, dated as of the Closing Date and executed by Seller, in form and substance reasonably satisfactory to Buyer.

         "BUYER DOCUMENTS" shall mean, collectively, this Agreement and the Assumption Agreement.

         "CLOSING" means the closing of the purchase, assignment and sale of the Assets and assumption of the Liabilities contemplated hereunder.

         "CLOSING DATE" means the date on which the Closing takes place, as established by Section 10.01.

         "CODE" means the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or otherwise.

         "EMPLOYMENT AGREEMENTS" shall have the meaning specified in
Section 3.01(g).

         "ENCUMBRANCES" means any mortgages, pledges, liens, security interests, restrictions, defects in title, easements or encumbrances.

         "ENVIRONMENTAL LAW" means any U.S. local, county, state and/or federal law (including common law), regulation or other legally binding requirement that governs the existence of or provides a remedy for release of Hazardous Sub stances, the protection of Persons, natural resources or the environment, the management of Hazardous Substances, or other activities involving Hazardous Substances including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sections 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Sections 6901 et seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Clean Air Act, 33 U.S.C. Sections 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq., as such laws have been amended or supplemented, and/or any other similar federal, state, local and/or county laws or regulations, in each case as in effect on or prior to the Closing Date or, with respect to representations and warranties made on the date hereof, on or prior to the date hereof.

         "ENVIRONMENTAL PERMITS" has the meaning set forth in Section 4.17.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "EXCLUDED ASSETS" shall have the meaning specified in Section 3.02.

         "EXERCISE DATE" shall have the meaning specified in Article 2.

         "FCC" means the Federal Communications Commission.

         "FCC APPLICATION" shall mean such filings with the FCC as are necessary under the Communications Act to obtain an FCC Order.

         "FCC LICENSE" means any permit, license, waiver or authorization that a Person is required by the FCC to hold in connection with the operation of its business.

         "FCC ORDER" means an order or orders of the FCC, or of the Staff of the FCC acting under delegated authority, consenting to the assignment to Buyer of the Station FCC Licenses.

         "FINAL ORDER" means an FCC Order which has not been reversed, stayed, enjoined, set aside, annulled or suspended, as to which the time for filing a request for administrative or judicial review, or for instituting administrative review sua sponte, shall have expired without any such filing have been made or notice of such review having been issued; or, in the event of such filing or review sua sponte, as to which such filing or review shall have been disposed of favorably to the grant and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed.

         "GOVERNMENTAL AUTHORITY" means any agency, board, bureau, court, commission, department, instrumentality or administration of the United States government, any state government or any local or other governmental body in a state, territory or possession of the United States or the District of Columbia.

         "HAZARDOUS SUBSTANCE" means any substance, material or waste that is regulated under any Environmental Law or is deemed by any Environmental Law or Governmental Authority to be "hazardous," "toxic," a "contaminant," "waste," a "pollutant" or words with similar meaning and shall include, without limitation, petroleum and petroleum products, asbestos, asbestos-containing products and PCBs.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "HSR FILING" shall have the meaning specified in Section 8.01(b).

         "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" shall have the respective meanings specified in Section 13.04(a).

         "INTELLECTUAL PROPERTY" shall have the meaning specified in Section 3.01(d).

         "KNOWLEDGE" means to the actual knowledge of any director or officer of such Person or of any subsidiary of such Person.

         "LAWS" means any federal, state or local law, statute, code, ordinance, regulation, order, writ, injunction, judgment or decree applicable to the specified Person and to the businesses and assets thereof.

         "LEASES" shall have the meaning specified in Section 3.01(b)(ii).

         "LIABILITIES" shall mean as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent, of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in such Person's balance sheets or other books and records.

         "LOSSES" means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any costs and expenses, including, without limitation, attorney's and other advisor's fees and disbursements.

         "MATERIAL ADVERSE EFFECT" means any change or effect, or a series of changes or effects, that individually or in the aggregate is materially adverse to the value of the Assets taken as a whole, or materially adverse to the business, results of operations or financial condition of the Station, except for any adverse affect resulting from (i) general economic, regulatory, political or other factors which are outside the control of Seller and (ii) changes or conditions affecting other similarly situated participants in the television broadcast industry generally.

         "MERGER AGREEMENT" shall mean that certain Agreement and Plan of Merger among Ranger Holdings Corp., a predecessor to Buyer, Ranger Acquisition Company and LIN Television Corporation, dated as of August 12, 1997, as amended as of October 21, 1997, as the same may be further amended from time to time.

         "OPERATING CONTRACTS" shall have the meaning specified in Section 3.01(h).

         "ORDINARY COURSE OF BUSINESS" means, with respect to Seller, actions taken in the ordinary course of business consistent with past practices of Seller in relation to the Business.

         "OPTION PERIOD" shall have the meaning specified in Article 2.

         "PENSION PLAN" means an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA.

         "PERMITTED ENCUMBRANCES" means (a) Encumbrances arising in connection with equipment financing or leasing, (b) Encumbrances on Real Property that do not interfere with the use of the Real Property in the operations or business of the Station, (c) Encumbrances for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves are maintained on Seller's books in accordance with generally accepted accounting principles, or
(d) Encumbrances that, individually or in the aggregate, do not and would not materially detract from the value of any of the Assets or interfere with the use thereof, (e) Encumbrances disclosed on Schedule 1.01 or (f) mechanic's, materialman's, carrier's, repairer's and other similar Encumbrances arising or incurred in the Ordinary Course of Business or that are not yet due and payable or are being contested in good faith.

         "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

         "PLAN" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which is maintained by Seller or to which Seller contributed or is obligated to contribute or to fund or provide benefits; and
(b) which provides or promises benefits to any Person who performs or who has performed services for the Business and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

         "PURCHASE OPTION" shall have the meaning specified in Article 2.

         "PROGRAM CONTRACTS" shall have the meaning specified in Section
3.01(e).

         "PRORATION AMOUNT" shall mean the amount calculated in accordance with Section 3.06.

         "PURCHASE PRICE" shall mean the Base Purchase Price, plus or minus, as the case may be, the Proration Amount.

         "REAL PROPERTY" shall have the meaning specified in Section 3.01(b).

         "RELEASE" means any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape.

         "REMEDIAL ACTION" means actions required by or necessary to ensure compliance with Environmental Law to: (i) clean up, remove, treat or in any other way address Hazardous Substances; and (ii) prevent the Release, or minimize the further Release, of Hazardous Substances.

         "SCHEDULES" shall mean the disclosure schedules delivered by Seller to Buyer in connection herewith.

         "SELLER DOCUMENTS" shall mean, collectively, this Agreement, the Assignment of Contracts and Leases, the Bill of Sale, the Assignment of FCC Licenses, and the Assumption Agreement.

         "STATION FCC LICENSES" shall have the meaning specified in Section 3.01(a).

         "TAXES" shall mean all taxes, levies or other like assessments, charges or fees, including, without limitation, income, gross receipts, excise, value added, real or personal property, withholding, asset, sales, use, license, payroll, transaction, capital, business, corporation, employment, net worth and franchise taxes, or other governmental taxes imposed by or payable to the United States of America or any State, local or foreign governmental entity, whether computed on a separate, consolidated, unitary, combined or any other basis; and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax.

         "TRADE-OUT AGREEMENTS" shall have the meaning specified in Section 3.01(f).

         "TRANSFERRED EMPLOYEES" shall have the meaning specified in Section
8.09.

         "TRANSACTION DOCUMENTS" shall have the meaning set forth in the Amended and Restated Transaction Agreement dated as of January 22, 1998 by and between NBC, Outlet Broadcasting, Inc., LIN Television of Texas, L.P., LIN Television Corporation, Station Venture Holdings, LLC, Station Venture Operations, LP, and Ranger Holdings Corp., a predecessor to Buyer.

         "TRANSFER TAXES" shall have the meaning specified in Section 14.07.



                                    ARTICLE 2

                                 PURCHASE OPTION

         SECTION 2.01. Purchase Option. Seller hereby grants to Buyer or its permitted assignee the option (the "PURCHASE OPTION") to purchase all of the Assets, subject to the Assumed Liabilities, pursuant to the terms and conditions of this Agreement. The Purchase Option shall be exercisable at Buyer's sole election at any time during the period (the "OPTION PERIOD") beginning on the date hereof and ending at midnight, E.S.T., on December 31, 1999. To exercise the Purchase Option, Buyer must provide written notice of exercise to Seller in the manner provided in Section 14.01 prior to expiration of the Option Period. The date on which Seller receives such notice is referred to herein as the "EXERCISE DATE."

                                    ARTICLE 3

             SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

         SECTION 3.01. Asset Sale and Purchase of Assets. Subject to the terms and conditions hereof, including, without limitation, exercise of the Purchase Option, and in reliance upon the representations, warranties and agreements contained herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire, pay for and accept from Seller, all of

Seller's direct or indirect right, title and interest in, to and under the Station, and all real, personal and mixed assets, rights, benefits and privileges, both tangible and intangible, owned, leased, used, or held for use by Seller primarily in connection with the Business (collectively, but excluding the Excluded Assets, the "ASSETS"), including without limitation those certain assets set forth below, free and clear of all Encumbrances, subject only to Permitted Encumbrances:

          (a) FCC Licenses. All FCC Licenses issued to Seller in connection with the operation of the Station, including all rights in and to the call letters "WVTM TV" (the "STATION FCC LICENSES"), including without limitation those listed in Schedule 3.01(a), and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto.

          (b) Real Property Interests. (i) The real property described on
Schedule 3.01(b)(i), together with all buildings, fixtures and improvements erected thereon, and all easements and rights-of-way and other appurtenances thereto, together with any additions thereto (collectively, the "REAL PROPERTY") and (ii) all leasehold rights, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, in the real property subject to lease agreements (the "LEASES") described on Schedule 3.01(b)(ii), together with, to the extent owned or leased by Seller, all buildings, fixtures and improvements erected thereon, together with any additions thereto (collectively, the "LEASED PREMISES").

          (c) Tangible Personal Property. The furniture, fixtures, furnishings, machinery, computers, equipment, vehicles, inventory, supplies, antenna installations, towers, transmitters, generators, office materials and other tangible property of every kind and description maintained, owned, leased or otherwise used by Seller primarily in connection with the Business, including without limitation those items described or listed in Schedule 3.01(c), together with all replacements thereof and additions thereto.

          (d) Intellectual Property. The service marks, copyrights, franchises, software, licenses (other than the FCC Licenses), trademarks, trade names, programs and programming material of whatever form or nature, jingles, commer cials, other promotional material, slogans, logotypes and other similar intangible assets maintained, owned, used, held for use or otherwise held by Seller primarily in connection with the Business (including any and all applications, registrations, extensions and renewals relating thereto), and all of the goodwill and rights, benefits and privileges associated therewith, together with any additions thereto (collectively, the "INTELLECTUAL PROPERTY").

          (e) Program Contracts. The program licenses and contracts, whether signed or unsigned, including both cash and barter arrangements, under which

Seller is authorized to broadcast programs on the Station, including without limitation those listed on Schedule 3.01(e), together with any other such contracts and agreements that are entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement (collectively, the "PROGRAM CONTRACTS").

          (f) Trade-out Agreements. All contracts and agreements, whether signed or unsigned, (excluding Program Contracts) pursuant to which Seller has sold, traded or bartered commercial air time on the Station in consideration for any property or services in lieu of or in addition to cash, including, without limita tion, contracts under which commercial air time availability within a particular program is exchanged for the provision of such program, including without limitation those listed on Schedule 3.01(f), and any other such contracts and agreements that are entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement (collectively, the "TRADE-OUT AGREEMENTS").

          (g) Employment Agreements. The employment agreements and talent contracts that are listed on Schedule 3.01(g), and any rights, privileges and benefits thereunder (collectively, the "EMPLOYMENT AGREEMENTS").

          (h) Operating Contracts. The broadcast time sales agreements, the NBC Affiliation Agreement and all other contracts and agreements, written or oral, whether signed or unsigned, which are primarily related to, or used in the conduct of, the Business, including without limitation those listed on Schedule 3.01(h), together with any other such contracts and agreements entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement (collectively, the "OPERATING CONTRACTS").

          (i) Prepaid Items. All deposits made by the Station and prepaid expenses of the Station, including, without limitation, those set forth and described in Schedule 3.01(i).

          (j) Files and Records. All engineering, business and other books, papers, logs, files and records pertaining primarily to the Business, including without limitation all ratings reports, advertising customer lists, all sales advertising materials, filings with the FCC, copies of all of the Assumed Contracts, records relating to employees, financial, accounting and operation matters, and any information relating to Taxes imposed on the Assets or attributable to the Business.

          (k) Permits and Licenses. All permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registra tions with, any court or Governmental Authority (other than the FCC) in any jurisdiction, which have been issued or granted to or are owned or used by Seller primarily in connection with the Business and all pending applications therefor.

          (l) Accounts Receivable. All Accounts Receivable primarily arising out of the Business.

          (m) Rights and Claims. All of the rights, claims, credits, causes of action or rights of set-off of Seller against third parties, but only to the extent relating to or affecting the Assets, the Business or the Assumed Liabilities.

          (n) Warranties. All vendors', suppliers', manufacturers' and contractors' warranties, representations and guaranties and all similar rights against third parties relating to any Asset.

         SECTION 3.02. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the Assets and retained by Seller, to the extent in existence at 11:59 P.M. (Eastern Standard Time) on the date immediately preceding the Closing Date, the following assets (collectively, the "EXCLUDED ASSETS"):

          (a) Insurance. All contracts of insurance and all insurance plans and the assets thereof owned or procured by Seller or Seller's Affiliates.

          (b) Employee Plans and Assets. All employment, consulting or severance agreements and all Plans, Benefit Arrangements, and the assets thereof (subject to proration for accrued bonuses, vacation and sick pay pursuant to Section 3.06) other than the Employment Agreements and any Plans or Benefit Arrangements which cover exclusively employees of the Business.

          (c) Personal Property Disposed Of. All tangible personal property disposed of or consumed in the Ordinary Course of Business as permitted by this Agreement.

          (d) Certain Contracts. All contracts that have terminated or expired prior to the Closing Date in the Ordinary Course of Business and as permitted hereunder and contracts entered into by Seller between the date hereof and the Closing Date which are entered into in violation of the terms of this Agreement.

          (e) Tax Refunds. Any and all claims of Seller with respect to any Tax refunds for any period, or any portion of any period, ending on or prior to the Closing Date.

          (f) Certain Books and Records. All of Seller's corporate minute books, stock transfer books, corporate records and corporate seals, and all records and documents relating to the Excluded Assets or prepared in connection with the Transaction Documents, in each case whether in hard copy or in computer format.

          (g) Rights Under this Agreement. All of Seller's rights under or pursuant to this Agreement or arising pursuant to the transactions contemplated hereby.

          (h) Securities. All capital stock or other securities of Seller.

          (i) Cash and Bank Accounts. All cash and cash equivalents and all bank and lock box accounts pertaining to the Business.

          (j) Marks and Names. The marks and names set forth on Schedule 3.02(j) (the "SELLER TRADEMARKS AND TRADENAMES").

          (k) Sales Representation Agreements. All national sales representation agreements and arrangements relating to the Business to which NBC or an Affiliate of NBC is a party.

          (l) Other Property. The properties and assets described on Schedule 3.02(l).

         SECTION 3.03. Nonassignable Rights. (a) To the extent the Assets include licenses, permits, agreements or other rights that cannot be assigned or the assignment of which requires consents which have not been obtained as of the Closing Date, Seller will use commercially reasonable efforts to obtain such consents with respect to any assignable rights (it being understood that Seller need not pay money, transfer assets or provide services to obtain such consents) and shall provide Buyer with the practical benefit of such Assets, by operating agreements, leases, or otherwise, on terms and conditions mutually acceptable to Seller and Buyer. If and when such consent(s) have been obtained, Seller will promptly assign and convey such Asset(s) to Buyer for no additional consideration.

          (b) Nothing in this Agreement shall be construed as an attempt or agreement to assign any contract, agreement, license, lease or other commitment that is nonassignable without the consent of the other party or parties thereto unless such consent shall have been given, subject, however, to the covenant of Seller in Section 3.03(a) hereof.

         SECTION 3.04. Purchase Price. For and in consideration of the conveyances and assignments described herein, and in addition to the assumption of Liabilities as set forth in Section 3.07, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer, the Base Purchase Price plus or minus (as the case may be) the Proration Amount. The Purchase Price shall be payable as described in Section 3.05.

         SECTION 3.05. Payment of Purchase Price; Allocation. (a) At the Closing, subject to the satisfaction or waiver of all the conditions to the Buyer's obligations hereunder, Buyer shall deliver the Base Purchase Price plus or minus (as the case may be) the Estimated Proration Amount by wire transfer of immediately available federal funds to an account which will be identified by Seller not less than two (2) days prior to the Closing Date.

          (b) The Purchase Price (including the amount of the Assumed Liabilities) shall be allocated among the Assets based on the value of such Assets in accordance with Section 1060 of the Code. Within 60 days after the Closing Date, Buyer shall provide to Seller copies of Internal Revenue Service Form 8594 and any required exhibits thereto with Buyer's proposed allocation of the Purchase Price among the Assets. Within 60 days after the receipt of such Form 8594, Seller shall propose to Buyer any changes to such Form 8594 or shall indicate its concurrence therewith, which concurrence shall not be unreasonably withheld. The failure by Seller to propose any such change or to indicate its concurrence within such 60 days shall be deemed to be an indication of its concurrence with such Form 8594. Buyer and Seller shall attempt in good faith to agree on such Form 8594 and shall file, and shall cause their Affiliates to file, all Tax returns and statements, forms and schedules in connection therewith in a manner consistent with such allocation of the Purchase Price and shall take no position contrary thereto unless required to do so by applicable tax laws.

         SECTION 3.06. Proration Amount. (a) The expenses attributable to the operation of the Business prior to the Closing Date shall be for the account of Seller and thereafter such expenses as are assumed hereunder or incurred thereafter shall be for the account of Buyer. Accordingly, at least three (3) business days prior to the Closing Date, Seller shall make a good faith estimate (the "ESTIMATED PRORATION AMOUNT") of the net amount (the "PRORATION AMOUNT") to be added to or subtracted from the Purchase Price to prorate such income and expenses pursuant to the following principles and procedures:

               (i) Expenses relating to the Business, including, but not limited to, utility charges, rent, music license fees, wages and salaries of employees (including accrued bonuses, personal holidays, holiday pay, commissions, vacation and sick pay), ad valorem taxes, payroll taxes, FCC annual regulatory fees, and state and local taxes (not including income taxes), shall be prorated as of 11:59 p.m. on the day before the Closing Date such that Seller is responsible for expenses up to that time (and Buyer shall be entitled to a debit to the Proration Amount with respect to such expenses which are not paid by Seller) and Buyer is responsible for expenses after that time.

               (ii) Seller shall be responsible for the payment in respect of all supplies or inventory received by Seller prior to the Closing Date (and Buyer shall be entitled to a debit to the Proration Amount with respect to such payments which are not made by Seller), and Buyer shall be responsible for the payment in respect of all supplies or inventory received thereafter under any Assumed Contract.

               (iii) Buyer shall be entitled to a debit to the Proration Amount in the amount by which, as of 11:59 p.m. of the day before the Closing Date, the net aggregate amount due under Trade-Out Agreements exceeds the net aggregate amount of benefits to be received by Buyer on or after the Closing Date under such Trade-Out Agreements.

          (b) Within ninety (90) days after the Closing Date, Seller will cause to be prepared and delivered to Buyer in writing and in reasonable detail a determination of the Proration Amount as of the Closing Date (the "FINAL PRORATION AMOUNT") by KPMG Peat Marwick, LLP or its successor firm. Buyer shall have the right to review the computations and workpapers used in connection with the determination of the Final Proration Amount. If Buyer disagrees with the calculation of Final Proration Amount, Buyer may, within 45 days after notice of the determination of the Final Proration Amount, deliver a notice to Seller disagreeing with such calculation and setting forth Buyer's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts in connection with the calculation of Final Proration Amount if Buyer fails to notify Seller in writing of Buyer's disagreement within such forty-five (45) day period. After the receipt of any notice of disagreement, Buyer and Seller shall negotiate in good faith to resolve any disagreements regarding the Final Proration Amount. If any such disagree ment cannot be resolved by Seller and Buyer within forty-five (45) days after Seller has received notice from Buyer of the existence of such disagreement, Buyer and Seller shall retain an independent, mutually acceptable accounting firm of nationally recognized standing (the

"ACCOUNTING FIRM") to review Seller's determination of the Final Proration Amount and to resolve as soon as possible all points of disagreement raised by Buyer. In making such calculation, the Accounting Firm shall consider only those items or amounts in Seller's calculation of Final Proration Amount as to which Buyer has disagreed. The Accounting Firm shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation. Such report and all determinations made by the Accounting Firm with respect to the Final Proration Amount shall be final, conclusive and binding on Buyer and Seller. The cost of such review and report shall be borne (i) by Seller if the difference between the Final Proration Amount and Seller's calculation of the Final Proration Amount is greater than the difference between the Final Proration Amount and Buyer's calculation of the Final Proration Amount, (ii) by Buyer if the first such difference is less than the second such difference and (iii) otherwise equally by Buyer and Seller.

          (c) If the Final Proration Amount is greater than the Estimated Proration Amount, then Buyer shall pay Seller in cash, within two (2) business days following the final determination of the Final Proration Amount, an amount equal to the Final Proration Amount minus the Estimated Proration Amount, plus interest at the rate of eight percent (8%) per annum from the Closing Date to the payment date. If the Final Proration Amount is less than the Estimated Proration Amount, then Seller shall pay Buyer in cash within two (2) business days following the final determination of the Final Proration Amount an amount equal to the Estimated Proration Amount minus the Final Proration Amount, plus interest thereon at the rate of eight percent (8%) per annum from the Closing to the payment date. Any amounts paid pursuant to this Section 3.06(c) shall be by wire transfer of immediately available funds for credit to the recipient at a bank account identified by such recipient in writing.

          (d) Buyer and Seller agree that prior to the date of the final determination of the Final Proration Amount pursuant to this Section 3.06 (by the Accounting Firm or otherwise), neither party will destroy any records pertaining to, or necessary for, the final determination of the Final Proration Amount.

          SECTION 3.07. Assumption of Liabilities. (a) At the Closing, Buyer shall assume and agree to perform all of the following Liabilities of the Business arising on or after the Closing Date (collectively, the "ASSUMED LIABILITIES"):

               (i) Liabilities arising under the Assumed Contracts, except any Liability which is attributable to any action or failure to act by Seller in accordance with the terms of the Assumed Contracts;

               (ii) current Liabilities, only to the extent to which there has been a related debit included in the Final Proration Amount; and

               (iii) Liabilities arising out of the ongoing operation of the Business by Buyer after the Closing Date.

          (b) Except for the Liabilities expressly assumed by Buyer pursuant to
Section 3.07(a) hereof, Buyer assumes no Liabilities of any kind or description.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES BY SELLER

         On the date hereof, Seller represents and warrants to Buyer as follows:

         SECTION 4.01. Organization and Standing; Corporate Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary and material to the Business. Seller has the full corporate power and authority to own, lease and otherwise to hold the Assets, to carry on the Business as now conducted, and to enter into and perform the terms of this Agreement, the other Seller Documents and the transactions contemplated hereby and thereby.

         SECTION 4.02. Subsidiaries and Investments. Seller does not, directly or indirectly, (a) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity which is involved in or relates to the Business or (b) otherwise control any such corporation, partnership, joint venture or other entity which is involved in or relates to the Business.

         SECTION 4.03. Authorization; Binding Effect. The execution, delivery and performance of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of the board of directors of Seller and by any other necessary corporate or shareholder actions (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement has been duly executed and delivered by Seller and constitutes, and upon execution and delivery, each other Seller Document will constitute, valid and binding agreements and obligations of Seller enforceable against Seller in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

         SECTION 4.04. Consents and Approvals; No Violations. (a) The execution and delivery by Seller of this Agreement does not, and the consummation by the Seller of the transactions contemplated hereby and compliance by the Seller with the provisions hereof will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance, other than any Permitted Encumbrance, upon any of the Assets under, (i) any provision of the certificate of incorporation or by-laws of Seller, (ii) except as set forth in Schedule 4.04, any loan or credit agreement, note, bond, mortgage, indenture, lease or other material contract or agreement or any material permit, concession, franchise or license applicable to Seller, the Business or the Assets or (iii) assuming all the consents, filings and registrations referred to in Section 4.04(b) are made and obtained, any Law, the violation of which would reasonably be expected to result in a material liability to the Business.

          (b) No filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or is necessary for the transactions contemplated by this Agreement, except (i) such filings as are required under the HSR Act, (ii) the FCC Order and (iii) such filings as may be required in connection with statutory provisions and regulations relating to real property transfer gains taxes and real property transfer taxes.

         SECTION 4.05.  Assets.

          (a) Except for leased or licensed Assets (as to which Seller has a valid leasehold or license interest), Seller is the owner of, and has good and marketable title to, all material Assets free and clear of any Encumbrances, except for and subject only to Permitted Encumbrances. At the Closing, Buyer shall acquire good and marketable title to, and all of Seller's right, title and interest in and to all material Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

          (b) There are no material structural defects in any of the buildings or other improvements situated on the Leased Premises or the Real Property. The building systems, structures, improvements, fixed assets and equipment owned, leased or used by Seller in connection with the Business are in all material respects in good condition and working order, normal wear and tear excepted, and adequate in all material respects in quality and quantity for the current operation of the Business.

          (c) None of Seller's Affiliates have any right, title or interest in any real, personal or mixed assets, rights, benefits or privileges, tangible or intangible, wheresoever located, owned, leased, used, or held for use in connection with the business and operations of the Station, except for any interest any such Affiliate may have (i) in any Excluded Assets and (ii) as a result of any contract or arrangement set forth in Schedule 4.05(c) between Seller and NBC or an Affiliate of NBC with respect to the Station.

          (d) No right of redemption or similar right exists with respect to any Real Property. There are no parties that have any right of use or occupancy derived from or granted by Seller to all or any portion of the Real Property or Leased Premises. Seller has made available to Buyer true, correct and complete copies of all Leases, including all amendments, modifications and renewals thereof.

         SECTION 4.06. Financial Statements. Schedule 4.06 contains (a) the unaudited balance sheet, statement of cash flow and related income statement of the Business as of and for the fiscal year ended December 31, 1996 (the "YEAR-END STATEMENTS") and (b) the unaudited interim balance sheet, statement of cash flow and related income statement of the Business as of and for the nine-month period ended September 30, 1997 (the "INTERIM STATEMENTS," and collectively with the Year-End Statements, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with generally accepted accounting principles, applied consistently with past periods, and present fairly in all material respects the financial position and results of operations of the Business as of and for the periods indicated therein subject, in the case of the Interim Statements, to normal year-end adjustments.

         SECTION 4.07. No Undisclosed Liabilities; Ordinary Course. (a) The Business is not subject to any liability or obligation, whether direct, indirect, absolute, contingent, accrued, vested or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Financial Statements or reflected in the Schedules to this Agreement, other than (i) Liabilities disclosed on Schedule 4.07(a), (ii) Liabilities incurred after September 30, 1997 in the Ordinary Course of Business and (iii) liabilities and obligations, direct, indirect, absolute or contingent, not required to be reflected or reserved against in a balance sheet prepared in accordance with generally accepted accounting principles which, individually or in aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (b) Since the date of the Year-End Statements and except as set forth in Schedule 4.07(b), the Business has been operated in the Ordinary Course of Business and there has been no material (i) change in the Business, the Assets or the manner of conducting the Business, (ii) transaction relating to the Assets or the Business outside of the Ordinary Course of Business, except for those contemplated by this Agreement, (iii) Encumbrances created or assumed with respect to any material amount of the Assets, except Permitted Encumbrances,
(iv) increase in compensation payable or to become payable to any employee other than in the Ordinary Course of Business or (v) Liabilities incurred outside the Ordinary Course of Business.

         SECTION 4.08. Compliance with Laws. Except in the case of violations which would not reasonably be expected to result in a material liability to the Business, Seller is not in violation of any Law, or any other applicable requirement of any Governmental Authority with respect to the operation of the Business or any of the Assets, no written notice has been received by Seller that any such violation is being or may be alleged and, to the Knowledge of Seller, there is no basis for any such violation to be alleged.

         SECTION 4.09. Permits and Licenses. (a) Seller has all permits, licenses, waivers and authorizations (other than FCC Licenses, but including licenses, authorizations and certificates of public convenience and necessity from applicable state and local authorities) which are necessary for Seller to conduct the Business in the manner in which it is presently being conducted (collectively, "LICENSES"), except for those Licenses the absence of which would not be material to the Business. Seller is in compliance with the terms of and has duly performed its obligations under such Licenses in all material respects. There is no pending or, to the Knowledge of Seller, threatened application, petition, objection or other pleading with any Governmental Authority (other than the FCC) which challenges or questions the validity of, or any rights of the holder under, any material License (other than an FCC License).

          (b) (i) Seller is financially and otherwise qualified to hold the Station FCC Licenses; (ii) Seller holds all FCC Licenses required by the Communications Act; (iii) except as set forth in Schedule 4.09(b)(iii), Seller is not aware of any facts or circumstances relating to Seller that would prevent the FCC's granting the requisite consent to the FCC Form 314 Assignment of License Application to be filed with respect to the transactions contemplated by this Agreement; (iv) Seller is in material compliance with all FCC Licenses held by it; and (v) there is not pending or, to the Knowledge of Seller, threatened any application, petition, objection or other pleading with the FCC or other Governmental Authority which challenges the validity of, or any rights of the holder under, any Station FCC License.

          (c) All notices, reports, forms and other statements required to be filed by Seller with the FCC relating to the Station and have been filed and are complete and correct in all material respects as filed.

         SECTION 4.10. Taxes. Seller has timely filed, or has had filed on its behalf, with or has obtained, or has had obtained on its behalf, a filing extension from the appropriate federal, state, local and foreign governments or governmental agencies with respect to, all material Tax returns required to be filed by Seller or on behalf of Seller on or prior to the date hereof for all Taxes. All such Tax returns are true, correct and complete in all material respects and all Taxes shown to be payable on such Tax returns have been paid in full. All written assessments of Taxes due and payable by, on behalf of or with respect to Seller, which if unpaid might result in a lien upon any of the Assets after giving effect to the transactions contemplated hereby, have been paid by or on behalf of Seller, or are being contested in good faith by appropriate proceedings. All amounts required to be withheld by Seller from employees for income taxes, social security and other payroll taxes have been collected and withheld, and have either been paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon Seller's books and records. None of the Assets is required to be treated as being owned by a Person other than Seller pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

         SECTION 4.11. Contracts. Seller has delivered to Buyer true and complete copies of all material written Assumed Contracts, including any and all amendments and other modifications thereto. The Assumed Contracts do not omit any lease, contract, agreement or understanding that is material to the operation of the Business. Each of the Assumed Contracts is a valid, binding and enforceable agreement and is in full force and effect. No event or condition has occurred or exists or, to the knowledge of Seller, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute a default or breach by Seller or, to the knowledge of Seller, any other party under any of the Assumed Contracts which would result in a material liability to, or the loss of a material benefit of, the Business. Seller enjoys peaceful and undisturbed possession in all material respects under all leases or licenses with respect to those Assets which are leased or licensed or under which any material portion of the Business is operating. Seller is not a party to, and the Business and the Assets are not bound by, any contract, agreement, instrument, lease, license, arrangement or understanding which has had, or would reasonably be expected to have, a Material Adverse Effect.

         SECTION 4.12. Personal Property Leases. Schedule 4.12 contains a list of each written lease or other agreement or right, under which Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party and used in or relating to the Business and which is not terminable by Seller without penalty on 30 days' notice or less and which provides for annual rentals in excess of $50,000.

         SECTION 4.13. Employees. Schedule 4.13 contains a list of all the titles of individuals employed by Seller in connection with the Business as of the date hereof and the then current rate of compensation for such employees.

         SECTION 4.14. Employee Relations. (a) Except as set forth on Schedule 4.14, Seller has complied in respect of the Business in all material respects with all applicable laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and, to the knowledge of Seller, is not liable for any material arrears of wages, Taxes, penalties or other material Liabilities for failure to comply with any of the foregoing.

          (b) Except as set forth on Schedule 4.14, there is no (i) unfair labor practices charge or complaint against Seller pending before the National Labor Relations Board, any state labor relations board or any court or tribunal and, to the Knowledge of Seller, none is threatened, (ii) strike, slowdown or work stoppage with respect to the employees of the Business, of which Seller is aware pending against Seller and, to the Knowledge of Seller, none is threatened,
(iii) material written employee grievance of which Seller has notice pending against Seller and, to the Knowledge of Seller, none is threatened, (iv) material arbitration proceeding arising out of or under any collective bargaining agreement pending against Seller and, to the Knowledge of Seller, none is threatened, or (v) pending demand for recognition as the collective bargaining representative with respect to any employee of the Business by any labor organization or group of employees.

          (c) Seller has delivered to Buyer a correct and complete copy of all written employment, compensation or severance agreements with respect to employees of the Business.

         SECTION 4.15. Employee Benefit Plans. Schedule 4.15 lists all material, written Plans and Benefit Arrangements. Copies of such Plans and Benefit Arrangements and any written summary plan descriptions related to such Plans have been delivered to Buyer.

         SECTION 4.16. Intellectual Property. (a) No Person has made, or to the Knowledge of Seller, threatened to make, any claims that the operations of the

Business are in violation of or infringe upon any material patents, trade secrets, trademarks or trade names, trademark or trade name registrations, service marks or service mark registrations, copyrights or copyright registrations or any other proprietary or trade rights of any third party.

          (b) There are no actions or proceedings pending or, to the Knowledge of Seller, threatened, which challenge the right of Seller to make, use or sell products or services embodying, and, to the Knowledge of Seller, no Person is infringing or otherwise violating in any material respect, the Intellectual Property.

         SECTION 4.17.  Environmental Matters.  Except as set forth on Schedule
4.17 or as would not reasonably be expected to result in a material Liability to the Business:

          (a) Seller and the Business have been and are in compliance with all Environmental Laws;

          (b) All environmental permits, certificates, licenses, approvals, registrations and authorizations required for operating the Business ("ENVIRONMENTAL PERMITS") are listed on Schedule 4.17 and any that are not transferable are so designated. Seller has not received any written notice that
(i) such Environmental Permits are not in full force and effect or (ii) Seller is not in compliance in all material respects with the terms of such Environmental Permits;

          (c) there are no judicial or administrative actions, proceedings or investigations pending or, to the Knowledge of Seller, threatened against Seller or the Business or its operations or any real property owned, operated or leased by or for the Business alleging the violation of or seeking to impose Liability pursuant to any Environmental Law;

          (d) there is not now, nor, to the Knowledge of Seller, has there been in the past, on, in or under any real property owned, leased or operated by or for the Business (X) any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Substances, or (Y) any asbestos-containing materials; or (Z) any polychlorinated biphenyls being used, or having been used, in a manner that violates any Environmental Law;

          (e) Seller has provided Buyer with copies of all environmentally related written audits, assessments, studies, reports, analyses, and results of investigations of any real property currently or formerly owned, operated or leased by or for the Business that are in possession, custody or control of Seller or the Business;

          (f) The on-site operations of the Business have not, and do not now, involve the generation, transportation, treatment, recycle or disposal of Hazardous Substances, except for amounts that would qualify Seller's facilities or operations as a small quantity generator or a conditionally exempt small quantity generator; and

          (g) The transactions contemplated by this Agreement do not trigger any property transfer requirements of any Environmental Law.

         SECTION 4.18. Entire Business. The Assets constitute all of the assets, properties and rights, together with the services of the employees of the Business, necessary to conduct the Business in all material respects as currently conducted, and there are no material Assets of the Business that Seller will retain following the Closing, other than the Excluded Assets.

         SECTION 4.19. Brokers. Except for Lehman Brothers Holdings Inc. and Evercore Partners Inc., whose fees will be paid by NBC or one of its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Seller.

         SECTION 4.20. Litigation. Except as set forth on Schedule 4.20, there is no litigation, proceeding or investigation pending, or to Seller's Knowledge threatened, against Seller relating to the Business or the Assets, or which as of the date hereof (i) questions the validity of this Agreement or any action to be taken by Seller in connection with the consummation of the transactions contemplated hereby or (ii) would otherwise prevent or result in a material delay of the consummation of the transactions contemplated hereby. Neither the Station nor the Assets are subject to any order, writ, injunction or decree of any court or Governmental Authority, other than orders of the FCC.

         SECTION 4.21. Transactions with Affiliates. Except for the NBC Affiliation Agreement and the transactions set forth in Schedule 4.5(c), neither Seller, nor any Affiliate of Seller is a party, directly or indirectly, to any contract, lease, arrangement or transaction which is material to the business or operations of the Station, whether for the purchase, lease or sale of property, for the rendition of services or otherwise.

         SECTION 4.22. Full Disclosure. To the Knowledge of Seller, the representations and warranties of Seller contained in this Agreement, taken together and giving effect to the Schedules to this Agreement, do not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements included in such representations and warranties not misleading, except for such breaches that have not had, or would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES BY BUYER

         On the date hereof, Buyer represents and warrants to Seller as follows:

         SECTION 5.01. Organization and Standing; Corporate Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and by the Closing Date will be duly qualified to do business as a foreign corporation where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Buyer's ability to perform its obligations under this Agreement. Buyer has the full corporate power and authority to enter into and perform the terms of this Agreement and the other Buyer Documents and to carry out the transactions contemplated hereby and thereby.

         SECTION 5.02. Authorization; Binding Effect. The execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of Buyer (none of which actions has been modified or rescinded and all of which actions are in full force and effect), including approval of its board of directors. This Agreement has been duly executed and delivered by Buyer and constitutes, and upon execution and delivery each such other Buyer Document will constitute, a valid and binding agreement and obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

         SECTION 5.03. Consents and Approvals; No Violations. (a) The execution and delivery by Buyer of this Agreement does not, and the consummation by Buyer of the transactions contemplated hereby and compliance by Buyer with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any lien upon any of the properties or assets of Buyer under, (i) any provision of the certificate of incorporation or by-laws of Buyer, (ii) except as set forth on Schedule 5.03, any loan or credit agreement, note, bond, mortgage, indenture, lease or other material contract or agreement, or any material permit, concession, franchise or license applicable to Buyer or
(iii) assuming all the consents, filings and registrations referred to in the next sentence are made and obtained, any Law, the violation of which would reasonably be expected to result in a material adverse effect on Buyer's ability to perform its obligations under the Buyer Documents.

          (b) No filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by or with respect to Buyer (or any of its Affiliates) in connection with the execution and delivery of this Agreement by Buyer or is necessary for the consummation of the transactions contemplated by this Agreement, except (i) filings required under the HSR Act,
(ii) such filings with, and orders of, the FCC as may be required under the Communications Act and (iii) such filings as may be required in connection with statutory provisions and regulations relating to real property transfer gains and real property transfer.

         SECTION 5.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer.

                                    ARTICLE 6

                       COVENANTS AND AGREEMENTS OF SELLER

         Seller covenants and agrees with Buyer as follows:

         SECTION 6.01. Conduct of Business. From the date hereof until the Closing Date, Seller will conduct the Business in the Ordinary Course of Business, including, without limitation, by maintaining normal collection practices, and shall use commercially reasonable efforts to preserve intact the business organizations and relationships of the Business with third parties and to keep available the services of the present employees of the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed on Schedule 6.01 or as otherwise expressly permitted hereunder, Seller will not, without the prior consent of Buyer, which consent will not be unreasonably withheld, do or agree to do any of the following:

          (a) Dispositions; Mergers. Sell, assign, lease or otherwise transfer or dispose of any material amount of the Assets other than in the Ordinary Course of Business; or create or suffer to exist any Encumbrance on the Assets, except Per mitted Encumbrances; or merge or consolidate with or into any other entity.

          (b) Operating Contracts. Acquire or enter into any (i) network affiliation agreements, (ii) local marketing arrangements, (iii) Program Contracts having a term of more than one year or requiring payments of $150,000 or more per year, except for such Program Contracts which are terminable by Seller without payment or penalty upon no more than 30 days' notice, (iv) joint operating agreements, or (v) Trade-Out Agreements, except for Trade-Out Agreements entered into in the Ordinary Course of Business.

          (c) Amendments or Waivers to Assumed Contracts. Amend or waive any rights under, or consent to the amendment or waiver of rights under, any of the Assumed Contracts (except for Assumed Contracts having a term of less than one year or which are terminable by Seller without payment or penalty upon no more than 30 days' notice), the aggregate effect of which is to cause the terms of such Assumed Contract to be materially less favorable than prior to such amendment or waiver.

          (d) Change in Accounting Policies. Except as required by generally accepted accounting principles, make any change in the accounting policies applied in the preparation of the Financial Statements.

          (e) Cancellation of Claims. Cancel or agree to cancel without fair consideration therefor any material debts owed to or material claims held by Seller in respect of the Business (including the settlement of any material claims or material litigation).

          (f) Employee Matters. Enter into or become subject to (i) any labor or union contract, or (ii) any employment or professional service contract not terminable at will, or any bonus, pension, insurance, profit sharing, incentive, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan or increase the compensation payable or to become payable to any employee, or pay or arrange to pay any bonus payment to any employee, except, in each case set forth in clause (ii), in the Ordinary Course of Business.

          (g) Actions Affecting FCC Licenses. Seller will not cause or permit, by any act or failure to act, the FCC Licenses set forth on Schedule 3.01(a) to expire or to be surrendered or modified, or take any action which would cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation or adverse modification of any of the FCC Licenses set forth on
Schedule 3.01(a), or fail to prosecute with due diligence any pending applications to any governmental authority, or take any other action within its control which would result in the Station being in material noncompliance with the requirements of the Communications Act, or any other applicable Law, or the rules and regulations of the FCC (or any other governmental authority having jurisdiction).

          (h) Affiliated Transactions. Enter any transaction with any Affiliate of Seller regarding the operation of the Station, including, without limitation, any renewal, extension, modification, waiver, amendment or other change in, any existing contract or agreement to which an Affiliate of Seller is a party or any other transaction regarding the operation of the Station involving an Affiliate of Seller which will have continued effectiveness after the Closing Date.

          (i) Representations and Warranties. Take any action that would make any representation or warranty of Seller hereunder inaccurate in any respect at the Closing Date such that the closing condition set forth in Section 9.02(b) shall not be satisfied as of such date.

          (j) Agreements and Commitments. Agree or commit to do or authorize any of the foregoing.

         SECTION 6.02. Affirmative Covenants. Pending and prior to the Closing Date, Seller will:

          (a) Access. Cause to be afforded to representatives of Buyer reasonable access during normal business hours to offices, properties, assets, books and records, contracts and reports of the Station as Buyer shall from time to time reasonably request.

          (b) Reports. Seller shall deliver to Buyer copies of (i) monthly operating statements for the Station for the period beginning on the date hereof and ending on the Closing Date and (ii) any other information currently generated by Seller concerning the business or financial condition of the Station as Buyer may, from time to time, reasonably request.

          (c) Consents. Seller shall use all commercially reasonable efforts to obtain the valid and binding consent of any third parties necessary for the assignment to Buyer (and the possible collateral assignment by Buyer to its lenders) of the Assets, including without limitation the Assumed Contracts, so as to permit the operation of the Station in all aspects in the same manner as it has been operated by Seller.

          (d) Cancellation of Sales Representation Agreements. Seller shall effect the cancellation as of the Closing Date of all national sales representation agreements and arrangements relating to the Business to which NBC or an Affiliate of NBC is a party.

         SECTION 6.03. Notices. Seller shall promptly notify Buyer of (i) any litigation, arbitration or administrative proceeding pending or, to the best of its Knowledge, threatened, which challenges the transactions contemplated hereby or that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.20, (ii) any notice or other written communication from any Governmental Authority in connection with the trans actions contemplated by this Agreement; (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Closing, under any material Assumed Contract,
(iv) any notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided, that the delivery of any notice pursuant to the foregoing provisions shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.04. Confidentiality. (a) Seller and its Affiliates shall, at all times, maintain strict confidentiality with respect to all documents and information furnished to Seller by or on behalf of Buyer. Nothing shall be deemed to be confidential information that: (a) is known to Seller at the time of its disclosure to Seller; (b) becomes publicly known or available other than through disclosure by Seller; (c) is received by Seller from a third party not actually known by Seller to be bound by a confidentiality agreement with or obligation to Buyer; or (d) is independently developed by Seller. Notwithstanding the foregoing provisions of this Section 6.04(a), Seller may disclose such confidential information (a) to the extent required or deemed advisable to comply with applicable Laws; (b) to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, and agents with respect to the transactions contemplated hereby (so long as such parties agree to maintain the confidentiality of such information); and (c) to any Governmental Authority in connection with the transactions contemplated hereby. In the event this Agreement is terminated, Seller will return to Buyer all documents and other material prepared or furnished by Buyer relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement.

          (b) Seller shall, at all times, maintain strict confidentiality with respect to all documents and information relating to the business and operations of the Station and the Assets. For the purposes of this Section 6.04(b), nothing shall be deemed to be confidential information that: (i) becomes publicly known or available other than through disclosure by Seller (ii) is received by Seller by a third party and the Seller does not have Knowledge of such third party being bound by a confidentiality agreement with or obligation to Buyer or (iii) is independently developed by Seller. Notwithstanding the foregoing provisions of this Section 6.04(b), Seller may disclose such confidential information (x) to the extent required or deemed advisable to comply with Law, (y) to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, and agents with respect to the transactions contemplated hereby (so long as such parties agree to maintain the confidentiality of such information); and (z) to any Governmental Authority in connection with the transactions contemplated hereby.

          (c) This Section 6.04 shall become null and void and of no force or effect upon a date two years after the date of this Agreement.

                                    ARTICLE 7

                        COVENANTS AND AGREEMENTS OF BUYER

         Buyer covenants and agrees with Seller as follows:

          SECTION 7.01. Confidentiality. (a) Buyer and its Affiliates shall, at all times prior to the Closing, maintain strict confidentiality with respect to all documents and information furnished to it by or on behalf of Seller. Nothing shall be deemed to be confidential information, that: (i) is known to a party at the time of its disclosure to the party; (ii) becomes publicly known or available other than through disclosure by the party; (iii) is received by that party from a third party not actually known by that party to be bound by a confidentiality agreement with or obligation to Seller; or (iv) is independently developed by that party. Notwithstanding the foregoing provisions of this
Section 7.01, Buyer may disclose such confidential information (x) to the extent required or deemed advisable to comply with applicable Laws; (y) to its officers, directors employees, representatives, financial advisors, attorneys, accountants, agents, underwriters, lenders, investors and any other potential sources of financing (including the agents and advisors of such potential sources of financing) with respect to the transactions contemplated hereby (so long as such parties agree to maintain the confidentiality of such information); and (z) to any Governmental Authority in connection with the transactions contemplated hereby or the financing thereof. In the event this Agreement is terminated in whole or with respect to a party, Buyer will return to Seller all documents and other material prepared or furnished by

Seller relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement.

          (b) This Section 7.01 shall become null and void and of no force or effect upon a date two years after the date of this Agreement.

         SECTION 7.02. Bulk Sales Laws. Buyer hereby waives compliance by Seller, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk sales, bulk transfer, or other similar applicable laws.

                                    ARTICLE 8

             ADDITIONAL COVENANTS AND AGREEMENTS OF BUYER AND SELLER

         SECTION 8.01. Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, including, without limitation, exercise of the Purchase Option, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable, in each case under all Laws, to consummate and make effective, in the most expeditious manner practicable following the Exercise Date, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions, waivers, consents, licenses and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or license from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the defending of any lawsuit or other legal proceedings, whether judicial or administrative, challenging this Agreement, or the consummation of the trans actions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

          (b) Without limiting the foregoing, each of the parties hereto shall use its reasonable best efforts and cooperate in preparing and filing (i) notifications under the HSR Act as soon as practicable following the Exercise Date, but in no event later than 15 business days after the Exercise Date and
(ii) the FCC Application and related filings in connection with the transactions contemplated hereby as soon as practicable following the Exercise Date, but in no event later than 15 days after the later to occur of (A) the Exercise Date and (B) the consummation of the transactions contemplated by the Merger Agreement. Each of the parties hereto shall use its reasonable best efforts to respond as promptly as practicable to any inquiries or requests received from the Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice (the "ANTITRUST DIVISION"), the FCC and any other Governmental Authorities for additional information or documentation.

          (c) Each of the parties hereto shall promptly provide the others with a copy of any inquiry or request for information (including any oral request for information), pleading, order or other document either party receives from any Governmental Authorities with respect to the matters referred to in this Section 8.01.

         SECTION 8.02. Control of Seller's Operations. Notwithstanding any other provision of this Agreement, prior to the Closing Date, control of Seller's television broadcast operations, along with all of the Seller's other operations, shall remain with the Seller. The Seller and Buyer acknowledge and agree that neither Buyer nor any of its employees, affiliates, agents or representatives, directly or indirectly, shall, or have any right to control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise, such broadcast and other operations, it being understood that supervision of all programs, equipment, operations and other activities of such broadcast and other operations shall be the sole responsibility, and at all times prior to the Closing remain within the complete control and discretion of the Seller, subject to the terms of Article 6.

         SECTION 8.03. Notification of Certain Matters. Buyer or Seller, as the case may be, shall give to the other parties prompt written notice of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Buyer or the Seller, as the case may be, contained in this Agreement to be untrue or inaccu rate at any time from the date hereof to the Closing Date, and (b) the failure of Buyer or the Seller, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representation or warranties of the parties or the conditions to their respective obligations hereunder.

         SECTION 8.04. Conveyance Taxes. Each of the parties hereto shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes that become payable in connection with the transactions contemplated hereby.

         SECTION 8.05. Risk of Loss. The risk of loss or damage by fire or other casualty or cause to the Assets until the Closing Date shall be upon Seller. In the event of loss or damage prior to the Closing Date, that constitute a Material Adverse Effect, which shall not be restored, replaced, or repaired as of the Closing Date, Buyer shall, at its option either:

          (a) proceed with the Closing and receive at Closing, the insurance proceeds or an assignment of the right to receive such insurance proceeds, as applicable, to which Seller otherwise would be entitled, whereupon Seller shall have no further liability to Buyer for such loss or damage or the breach or inaccuracy of any representation, warranty, covenant or agreement caused thereby; or

          (b) terminate this Agreement by written notice to Seller, whereupon no party to this Agreement shall have any liability to any other party to this Agreement, and this Agreement in its entirety, except for the provisions set forth in Sections 6.04 and 7.01 (which shall survive such termination for the periods set forth therein), shall be deemed null and void and of no further force and effect.

         SECTION 8.06. Public Announcements. Seller and Buyer shall consult with each other before issuing (or permitting any of their respective Affiliates to issue) any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue (or permit any of their respective Affiliates to issue) any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that a party (or any such Affiliate) may without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

         SECTION 8.07. Records. (a) Seller shall retain all original records in its possession after the Closing Date (including employment records) that relate to the operations of the Business for a period of three years following the Closing, (b) Buyer shall retain all original records received from Seller at Closing that relate to the operation of the Business for a period of three years following the Closing and (c) Buyer and Seller shall afford authorized representatives of the other party access to the records subject to this Section, upon reasonable notice, for matters arising under the provisions of this Agreement.

         SECTION 8.08. Warn Act. Buyer shall assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties under the Worker Adjustment and Retraining Notification Act (the "WARN ACT") or any similar state or local law arising as a result of the transactions contemplated by this Agreement with respect to the Transferred Employees.

         SECTION 8.09. Employees and Employee Benefits. (a) From and after the Closing Date, Buyer shall provide employment to each employee of the Business who is, as of the Closing Date, at work or out of work on illness or an approved absence or leave (whether paid or unpaid), other than long-term disability. Each such employee shall be deemed an employee of Buyer as of the Closing Date and shall be provided the same salary or hourly wage rate and the same employment position as in effect for such employee immediately prior to the Closing Date. Any employee of the Business who is, as of the Closing Date, out on long-term disability, shall be provided employment with Buyer as of the date such employee is willing and able to return to work at the same employment position and same salary or hourly wage rate as in effect prior to the commencement of his long term disability or at a level of compensation and in a position that is commensurate with the skills and abilities of such employee. Each employee of the Business who is entitled to be provided employment by Buyer from or after the Closing Date shall hereinafter be referred to as a "TRANSFERRED EMPLOYEE", and the first date on which each such Transferred Employee is entitled to be provided employ ment with Buyer in accordance with this Section shall hereinafter be referred to as the "TRANSFER DATE" with respect to such Transferred Employee.

          (b) From and after the Closing, Buyer shall assume, honor and perform all obligations of Seller and its Affiliates under all written employment, compensation and severance agreements with any Transferred Employees. For a period of at least two years following the Closing, Buyer shall maintain or cause to be maintained Employee Benefits (as defined below) for the benefit of the Transferred Employees, which in the aggregate are at least as favorable to such Transferred Employees (and their domestic partners, dependents and beneficiaries) as the Employee Benefits provided to similarly situated employees of Buyer. Without limiting the foregoing, (i) following the Closing, Buyer shall recognize all vacation and personal holidays accrued by each Transferred Employee as of the Closing and shall permit each such Transferred Employee to be compensated for such vacation and personal holidays following the Closing in accordance with the policies and practices applicable immediately prior to Closing, provided, however, that such Transferred Employees may only use such vacation and personal holidays from and after the Closing in accordance with Buyer's policies and practices and (ii) for a period of at least one year following the Closing, Buyer shall maintain or cause to be maintained for the benefit of each Transferred Employee severance benefits that are at least as favorable to each such Transferred Employee as the written severance benefits made available to such Transferred Employee by Seller immediately prior to the Closing (a true and correct copy of such written severance benefits has been provided to Buyer). Buyer shall grant each Transferred Employee full credit, without duplication, for all service by each such Transferred Employee with Seller and any of its predecessors for purposes of participation eligibility, benefit eligibility (such as early retirement eligibility and post-retirement benefit eligibility) and vesting (but not for purposes of benefit accruals) under the terms of all Employee Benefits provided to Transferred Employees. With respect to each plan providing medical, dental or life insurance coverage to any Transferred Employee (or any partner or dependent of a Transferred Employee) after the Closing, Buyer shall take all action necessary to (i) waive all preexisting condition exclusions, actively-at-work requirements and waiting periods that would otherwise apply with respect to participation and coverage under each such plan to the extent waived under Seller's Plans, and (ii) provide that any eligible expenses incurred during the portion of the calendar year on or before the Closing shall be taken into account for purposes of satisfying any applicable deductibles, coinsurance or maximum out-of-pocket limitations applicable under each such plan. For purposes of this Agreement, the term "EMPLOYEE BENEFITS" shall mean all employee benefits, policies, practices and arrangements, including without limitation, all pension, supplemental pension, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), savings, bonus, deferred compensation) incentive compensation, holiday, vacation, personal holidays, severance pay, salary continuation, sick pay, sick leave, short and long term disability, tuition refund, service award, company car,scholarship, relocation, patent award, fringe benefit and other employee benefit arrangements, plans, contracts (other than individual employment, consulting or severance contracts), policies or practices providing employee or executive compensation or benefits to current and former employees of the Business.

          (c) Subject to the terms of Section 3.06, from and after the Closing Date, Buyer shall assume liability for (i) all accrued but unpaid wages, salaries, bonuses, commissions, vacation, personal holiday and holiday pay ("COMPENSATION LIABILITIES") payable to each Transferred Employee and (ii) all other Employment-Related Liabilities (as defined below) in respect of each Transferred Employee arising from or relating to claims incurred or events occurring after the Transfer Date of each such Transferred Employee. Seller shall retain (i) all Compensation Liabilities and other Employment-Related Liabilities in respect of any former employee of the Business who has terminated employment on or prior to the Closing Date and (ii) all Employment-Related Liabilities in respect of each Transferred Employee arising from or relating to claims incurred or events occurring prior to the Transfer Date of each such Transferred Employee. For purposes of this Section, the term "EMPLOYMENT-RELATED LIABILITIES" includes all liabilities and obligations arising from or in connection with any employment relationship, whether such liabilities or obligations relate to the employee or any domestic partner, dependent or beneficiary of the employee, including without limitation all liabilities and obligations in respect of (i) workers compensation claims, (ii) claims for short-term or long-term disability benefits, (iii) claims relating to the terms and conditions of employment or denial of employment opportunity, including claims relating to hiring, termination, promotion, salary, wages, hours, safety, labor disputes or any other term or condition of employment, (iv) employer premiums, contributions, or other amounts payable in respect of any benefit plan, policy, practice or arrangement and (v) claims for benefits under any other welfare or fringe benefit plans or arrangements or any employee policy, practice or arrangement, including without limitation life insurance, health, dental and medical benefits, disability benefits, severance benefits and other employee benefits or entitlements. For purposes of this Section a claim in respect of health, dental or medical benefits shall be deemed to be incurred as of the date that such health, dental or medical care (including any related devices or medications) are provided or procured, and a claim in respect of workers compensation, disability benefits or the terms and conditions of employment shall be deemed to be incurred as of the date of occurrence of the events initially giving rise to the condition forming the basis of such claim. To the extent that Seller remains liable hereunder with respect to any Employment-Related Liabilities relating to any Transferred Employee, Buyer agrees to cooperate with Seller in all matters relating to such Employment-Related Liabilities and any actions taken or expenses incurred by Buyer with respect to such Employment-Related Liabilities shall be subject to prior approval by Seller, which approval shall not be unreasonably withheld.

          (d) Buyer and Seller agree that pursuant to the "Alternative Procedure" provided in Section 5 of Revenue Procedure 96-60, 1996-53, I.R.B. 24, with respect to preparing, filing and furnishing the Internal Revenue Service Forms W-2, W-3, 941 and W-5, (i) Buyer and Seller shall report, on a "predecessor-successor" basis as set forth therein, (ii) Seller shall be relieved from furnishing Forms W-2 to the Transferred Employees and (iii) Buyer shall assume the obligations of Seller to furnish such forms to the Transferred Employees for the full calendar year in which the Closing occurs.

                                    ARTICLE 9
                                   CONDITIONS

          SECTION 9.01. Conditions to Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to Closing of the following conditions:

          (a) Consummation of the Merger and Establishment of the Venture. The transactions contemplated by the Merger Agreement and each of the Transaction Documents shall have been consummated in each case in accordance with the terms thereof.

          (b) FCC Approval. The FCC shall have approved the FCC Application and such approval shall have become a Final Order, except as may be waived in writing by Buyer.

          (c) HSR Waiting Period. The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

          (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding by any Governmental Authority be pending seeking any of the foregoing. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of the transactions contemplated by this Agreement illegal.

          SECTION 9.02. Conditions to Obligations of Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions unless waived by Buyer:

          (a) Deliveries by Seller. Seller shall have delivered to Buyer all items required to be delivered by Seller to Buyer pursuant to Section 10.02 of this Agreement.

          (b) Representations and Warranties of Seller. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for such breaches that have not and would not, individually or in the aggregate with any other breaches on the part of Seller, reasonably be expected to have a Material Adverse Effect, and

Buyer shall have received a certificate duly signed on behalf of Seller to such effect.

          (c) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate duly signed on behalf of Seller to such effect.

          (d) Consents. Seller shall have obtained all necessary consents to the assignment to Buyer of the Assumed Contracts that are material to the Business.

          (e) Title Insurance. Buyer shall have received, at Seller's expense, an owner's extended coverage policy of title insurance covering the Real Property, issued on the Closing Date by a title insurance company reasonably acceptable to Buyer. Such title insurance policy shall be in an amount designated by Buyer, shall be accompanied by such endorsements as Buyer shall require and shall insure the ownership of fee title by Seller, without any of the Schedule B standard preprinted exceptions (other than Taxes not yet due and payable) and free and clear of any Encumbrances, except Permitted Encumbrances.

          SECTION 9.03. Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions unless waived by
Seller:

          (a) Deliveries by Buyer. Buyer shall have delivered to Seller all items required to be delivered by Buyer to Seller pursuant to Section 10.03 of this Agreement.

          (b) Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for such breaches that would not, individually or in the aggregate with any other breaches on the part of Buyer, reasonably be expected to have a material adverse effect on Buyer's ability to perform its obligations under the Buyer Documents, and Buyer shall have received a certificate duly signed on behalf of Buyer to such effect.

          (c) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate duly signed on behalf of Buyer to such effect.

                                   ARTICLE 10
                                   THE CLOSING

          SECTION 10.01. Closing. The Closing hereunder shall be held on a date specified by Seller that is not later than ten (10) days following the date that the FCC's approval of the FCC Application has become a Final Order (the "CLOSING DATE"). Subject to the satisfaction (or waiver, if applicable) of all of the conditions set forth in Article 9, the Closing shall be held at 10:00 A.M. local time at the offices of Weil, Gotshal & Manges LLP at 767 Fifth Avenue, New York, New York, or at such other time and place as the parties may agree.

          SECTION 10.02. Delivery by Seller. At or before the Closing, Seller shall deliver to Buyer the following:

          (a) Agreements and Instruments. The following bills of sale, assignments and other instruments of transfer, dated as of the Closing Date and duly executed by Seller:

               (i) the Bill of Sale;

               (ii) the Assignment of FCC Licenses;

               (iii) the Assignment of Contracts and Leases;

               (iv) the Assumption Agreement;

               (v) limited or special warranty deeds in a form reasonably acceptable to Buyer for all Real Property owned by Seller in a form commonly used in the jurisdictions where such Real Property is located; and

               (vi) such other instruments of transfer, duly executed by the Seller, as are necessary to transfer the Assets in accordance with Law.

          (b) Consents. Copies of all consents Seller has obtained to effect the assignment to Buyer of the Assumed Contracts.

          (c) Certified Resolutions. A copy of the resolutions of directors of Seller, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement, and of the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby.

          (d) Officers' Certificate. A certificate of Seller signed by an officer of Seller certifying the matters set forth in Section 9.02(c).

          (e) Secretary's Certificate. A certificate signed by the Secretary of Seller as to the incumbency of the officers of Seller executing this Agreement or any of the other Seller Documents on behalf of Seller and certifying as to other customary matters.

          SECTION 10.03. Delivery by Buyer. At or before the Closing, Buyer shall deliver to Seller the following:

          (a) Purchase Price Payment. The Purchase Price in the amount and manner set forth in Article 3.

          (b) Assumption Agreement. The Assumption Agreement dated as of the Closing Date and duly executed by Buyer.

          (c) Certified Resolutions. Copies of the resolutions of the directors of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby.

          (d) Officers' Certificate. A certificate of Buyer signed by an officer of Buyer certifying the matters set forth in Section 9.03(b).

          (e) Secretary's Certificate. A certificate signed by the Secretary of Buyer as to the incumbency of the officers of Buyer executing this Agreement or any of the other Buyer Documents on behalf of Seller and certifying as to other customary matters.



                                   ARTICLE 11
                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 11.01. Termination. This Agreement may be terminated at any time prior to Closing:

          (a) by mutual written consent of Buyer and Seller;

          (b) by Buyer, so long as the Buyer is not then in material breach of its obligations hereunder, upon a breach of any material representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any such representation or warranty of Seller shall have been or become untrue, in each case such that the conditions set forth in Section 9.02(b) or Section 9.02(c), as the case may be, would not be satisfied and such breach or untruth (i) cannot be cured by the Closing Date or (ii) has not been cured within 30 days of the date on which Seller receives written notice thereof from Buyer;

          (c) by Seller, so long as Seller is not then in material breach of its obligations hereunder, upon a breach of any material representation, warranty, covenant or agreement, on the part of Buyer set forth in this Agreement, or if any such representation or warranty of Buyer shall have been or become untrue, in each case such that the conditions set forth in Section 9.03(b) or Section 9.03(c), as the case may be, would not be satisfied and such breach or untruth
(i) cannot be cured by the Closing Date or (ii) has not been cured within 30 days of the date on which Buyer receives written notice thereof from Seller;

          (d) by any party if, any permanent injunction or other order, decree, ruling or action by any Governmental Authority preventing the consummation of the transactions contemplated under this Agreement shall have become final and nonappealable; provided that such right of termination shall not be available to any party if such party shall have failed to make reasonable efforts to prevent or contest the imposition of such injunction or other order, decree, ruling or action and such failure materially contributed to such imposition; and

          (e) by any party if (other than due to the willful failure of the party seeking to terminate this Agreement to perform its obligations hereunder required to be performed at or prior to the Closing Date) the Closing shall not have been consummated on or prior to nine months following the Exercise Date.

          SECTION 11.02. Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 11.01, all further obligations of the parties under this Agreement (other than Sections 6.04 and 7.01) shall terminate without further liability of either party to the other, provided, that nothing in this Section 11.02 shall relieve any party from liability for its willful breach of this Agreement.

          SECTION 11.03. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 11.04. Waiver. At any time prior to the Closing, any party hereto, to the extent lawful, may extend the time for the performance of any of the obligations or other acts of the other parties hereto or waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.




                                   ARTICLE 12
               COVENANTS AND REPRESENTATIONS AND WARRANTIES OF NBC

          SECTION 12.01. Covenant of NBC as to the Seller. NBC agrees to cause Seller to perform in all material respects all of its obligations under the Seller Documents.

          SECTION 12.02. Guaranty by NBC of Seller's Indemnification Payment Obligations. NBC guarantees to Buyer the full and prompt payment and performance by Seller of all of Seller's indemnification payment obligations under Article 13 hereof. This guaranty of Seller's indemnification payment obligations (the "GUARANTY") is an absolute, irrevocable, primary, continuing, unconditional, and unlimited guaranty of performance and payment, and is not a guaranty of collection. The Guaranty shall remain in full force and effect (and shall remain in effect notwithstanding any amendment to this Agreement) until all of Seller's indemnification payment obligations under Article 13 hereof have been paid, observed, performed or discharged in full. NBC hereby irrevocably waives any defenses it may now or hereafter have relating to any facts or circumstances, now or hereafter existing, which might constitute a legal or equitable discharge or defense of a guarantor.

          SECTION 12.03. Representation and Warranty of NBC. NBC represents and warrants as of the date hereof and as of the Closing Date that it has full corporate power and authority to enter into the Guaranty and this Article 12 is binding on and enforceable against NBC in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

                                   ARTICLE 13
                            SURVIVAL; INDEMNIFICATION

          SECTION 13.01. Survival of Representations. Unless otherwise set forth herein, all representations and warranties, covenants and agreements of Seller and Buyer contained in this Agreement or in any certificate furnished pursuant hereto shall survive the Closing Date and shall remain in full force and effect to the following extent: (a) unless otherwise specified below, representations, warranties and covenants shall survive for a period of fifteen (15) months after the Closing Date, (b) the covenants and agreements in this Article 13 shall continue in full force and effect until fully discharged, (c) the representation and warranties made in Sections 4.01, 4.03, 5.01, and 5.02 shall survive indefinitely, (d) the representations and warranties made in Sections 4.05, 4.14, 4.15, and 4.17 shall survive for three years, (e) the representations and warranties made in Section 4.10 shall survive until six months following the expiration of the applicable statute of limitations, including any extensions thereof and (f) any representation, warranty, covenant or agreement that is the subject of a claim which is asserted in a reasonably detailed writing prior to the expiration of the applicable survival period shall survive with respect to such claim or dispute until the final resolution thereof.

          SECTION 13.02. Indemnification by Seller. Subject to the conditions and provisions of Section 13.04 and Section 13.05, from and after the Closing Date, Seller agrees to indemnify, defend and hold harmless Buyer from and against and in any respect of any and all Losses, asserted against, imposed upon or incurred by Buyer, directly or indirectly, by reason of or resulting from:
(a) any misrepresentation or breach of the representations and warranties of Seller contained in or made pursuant to any Seller Document; (b) any Liability which is not an Assumed Liability, (c) any failure by Seller to comply with any applicable bulk transfer laws; (d) any breach by Seller of any covenants of Seller contained in or made pursuant to any Seller Document or (e) (i) the occupancy, operation, use or control of the Real Property or the Leased Premises on or prior to the Closing Date or (ii) the operation of the Business on or prior to the Closing Date, in each case incurred or imposed pursuant to any Environmental Laws, including, without limitation, any release or storage of any Hazardous Substances on, into, at or from (A) any such Real Properties or Leased Premises or (B) any real property or facility owned by a third party at which Hazardous Substances attributable to the operation of the Business were sent on or prior to the Closing Date by the Business.

          SECTION 13.03. Indemnification by Buyer. Subject to the conditions and provisions of Section 13.04 and 13.05, from and after the Closing Date, Buyer hereby agrees to indemnify, defend and hold harmless Seller from, against and with respect of any and all Losses, asserted against, resulting to, imposed upon or incurred by Seller, directly or indirectly, by reason of or resulting from:
(a) any failure by Buyer to pay, perform or discharge any Assumed Liabilities;
(b) any misrepresentation or breach of the representations and warranties of Buyer contained in or made pursuant to this Agreement or any other Buyer Document; (c) any breach by Buyer of any covenants of Buyer contained in or made pursuant to this Agreement or any other Buyer Document; (d) (i) the occupancy, operation, use or control of the Real Property or the Leased Premises after the Closing Date or (ii) the operation of the Business after the Closing Date, in each case incurred or imposed pursuant to any Environmental Laws, including without limitation, any release or storage of any Hazardous Substance on, into, at or from (A) any such Real Properties or Leased Premises or (B) any real property or facility owned by a third party at which Hazardous Substance attributable to the operation of the Business were sent after the Closing Date or (e) Liabilities incurred or suffered with respect to the WARN Act or any similar state or local law arising as a result of the transactions contemplated by this Agreement with respect to the Transferred Employees.

          SECTION 13.04. Procedures. (a) Promptly after the receipt by any party seeking indemnification hereunder ("INDEMNIFIED PARTY") of notice of (a) any claim or (b) the commencement of any action or proceeding which may entitle such party to indemnification under this Article 13, such party shall give the party from whom indemnification may be sought (the "INDEMNIFYING PARTY") written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim; provided, that failure to give such notice shall not affect the obligations of the Indemnifying Party hereunder, except to the extent that such failure materially prejudices the Indemnifying Party's defense or response to such action or proceeding.

          (b) If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to the Indemnified Party, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps reasonably necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom. At its expense, however, the Indemnified Party may participate in the defense of such claim or litigation, provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, except with the written consent of the Indemnified Party, enter into any settlement, if such settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party.

          (c) If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall have no obligation to, defend against such claim or litigation in such manner as it may deem appropriate, and the Indemnified Party may compromise or settle such claim or litigation without the Indemnifying Party's consent. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. If no settlement of the claim or litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or litigation.

          SECTION 13.05. Limits on and Conditions to Indemnification.

          (a) Threshold Amount and Cap. Notwithstanding any other provision hereof, an Indemnified Party shall not be entitled to make a claim against an Indemnifying Party in respect of any breach of a representation or warranty under Sections 13.02(a) or 13.03(b) (determined without regard to any materiality qualification contained in any representation, warranty, covenant or agreement giving rise to the indemnity claim hereunder) except and only to the extent that the aggregate amount of such Losses exceeds $500,000. Notwithstanding any other provision of this Agreement, the indemnity obligation of Buyer and Seller, respectively, under this Article 13 will not exceed the product of 1/4 times the Base Purchase Price, provided that Buyer and Seller, respectively, shall be liable for the full amount of any claim, liability, expense and obligation under Article 13 hereof that arises (i) as the result of or in connection with its willful misconduct or fraudulent act or omission or
(ii) in respect of Sections 13.02(b) or 13.03(a).

          (b) Calculation of Damages.

               (i) The amount of Losses payable under Section 13.02 or 13.03 by the Indemnifying Party shall be net of any (A) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies and (B) Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages, and shall be increased by any Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments, including payments received pursuant to this Section 13.05(b)(i).

               (ii) The Indemnifying Party shall not be liable under Section
          13.02 or 13.03 for any Losses relating to any matter to the extent that the

         Final Proration Amount compensated the Indemnified Party with respect to such matter.

          (c) Indemnity Payments. The parties agree that any payments made pursuant to this Article 13 will be treated by the parties for all Tax purposes as an adjustment to the Purchase Price.

          (d) Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section
13.02 or 13.03 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a "POTENTIAL CONTRIBUTOR") based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights (provided that such rights are assignable) to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

          (e) Exclusivity. Except as specifically set forth in this Agreement, Buyer waives any rights and claims Buyer may have against Seller, whether in law or in equity, relating to the Business or the transactions contemplated hereby. The rights and claims waived by Buyer include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, Sections 8.07, 13.02 and 13.03 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby.



                                   ARTICLE 14
                               GENERAL PROVISIONS

          SECTION 14.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon actual receipt) by delivery in Person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to Buyer:

                  LIN Holdings Corp.
                  c/o Hicks, Muse, Tate & Furst Incorporated
                  200 Crescent Court
                  Suite 1600
                  Dallas, Texas  75201
                  Attention:  Lawrence D. Stuart
                  Fax:  (214) 740-7313


         with a copy to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York  10153
                  Attention:  Stephen E. Jacobs, Esq.
                  Fax:  (212) 310-8007

         If to Seller:

                  National Broadcasting Company, Inc.
                  30 Rockefeller Plaza
                  New York, NY 10112
                  Attention:  Warren Jenson
                  Fax:  (212) 664-0427

         with a copy to:

                  National Broadcasting Company, Inc.
                  30 Rockefeller Plaza
                  New York, NY 10112
                  Attention:  Stephen F. Stander, Esq.
                  Fax:  (212) 664-6572


         SECTION 14.02. Parties in Interest. This Agreement shall be binding upon an inure solely to the benefit of each party hereto and nothing in this Agreement, except for Article 13 hereof, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 14.03. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

          SECTION 14.04. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

         SECTION 14.05. Expenses and Transfer Taxes. Except as otherwise set forth herein, each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. Notwithstanding the foregoing, Seller and Buyer shall each pay one-half of (a) any sales (including, without limitation, bulk sales), use, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("TRANSFER TAXES") applicable to, imposed upon or arising out of the transactions contemplated hereby whether now in effect or hereinafter adopted and regardless of which party such Transfer Tax is imposed upon, (b) any FCC filing fees incurred in connection with the assignment of the FCC Licenses, and
(c) any fees and expenses incurred in connection with any HSR Filings.

         SECTION 14.06. Benefit and Assignment. Except as hereinafter specifically provided in this Section 14.06, no party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party hereto; and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. Buyer may assign all of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of it, provided that no such assignment shall relieve Buyer of any of its obligation under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder.

         SECTION 14.07. Entire Agreement. This Agreement, including the Schedules hereto and the other instruments and documents referred to herein or delivered pursuant hereto, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreement, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party or parties against whom enforcement of the amendment, modification or discharge is sought.

         SECTION 14.08. Severability. If any part of any provision of this Agreement or any other contract, agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said contract, agreement, document or writing.

         SECTION 14.09. Headings. The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

         SECTION 14.10. Signature in Counterparts. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument.

         SECTION 14.11. Disclosure Schedules. The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and
(ii) the disclosure by Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. If any Schedule discloses an item or information in such a way as to make its relevance to the disclosure required by another Schedule readily apparent, the matter shall be deemed to have been disclosed in such other Schedule, notwithstanding the omission of an appropriate cross-reference to such other Schedule.

         SECTION 14.12. Jurisdiction and Venue. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.01 shall be deemed effective service of process on such party.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.


                                   LIN HOLDINGS CORP.


                                   By
                                     ----------------------------------------
                                   Name:
                                   Title:


                                   BIRMINGHAM BROADCASTING
                                   (WVTM TV), INC.




                                   By
                                     ----------------------------------------
                                   Name:
                                   Title:


                                   NATIONAL BROADCASTING
                                   COMPANY, INC., for the sole purpose of
                                   Article 12 hereof


                                   By
                                     ----------------------------------------
                                   Name:
                                   Title: